Exhibit 3.2

GESCHÄFTSORDNUNG FÜR DEN AUFSICHTSRAT DER VOXELJET AG	RULES OF PROCEDURE OF THE SUPERVISORY BOARD OF VOXELJET AG

Der Aufsichtsrat der voxeljet AG (vormalig firmierend unter VXLT 2013 AG) hat durch Beschluss vom 31. Juli 2013 seine Geschäftsordnung wie folgt festgestellt:	By way of a resolution dated 31 July 2013, the Supervisory Board of voxeljet AG (previously named as VXLT 2013 AG) has adopted the following rules of procedure:

§ 1 Allgemeine Vorschriften	§ 1 General Provisions

1. Der Aufsichtsrat berät und überwacht den Vorstand bei der Leitung des Unternehmens.	1. The Supervisory Board shall advise and supervise the Management Board in its management of the Company.

2.                   Der Aufsichtsrat führt seine Geschäfte nach den Vorschriften der Gesetze, der Satzung der Gesellschaft, dem Deutschen Corporate Governance Kodex (soweit nicht in der Entsprechungserklärung Abweichungen veröffentlicht wurden) und dieser Geschäftsordnung. Bei der Wahrnehmung seiner Aufgaben arbeitet der Aufsichtsrat vertrauensvoll mit dem Vorstand zum Wohle des Unternehmens eng zusammen.

2.                   The Supervisory Board shall conduct its business in accordance with applicable law, the Company’s articles of association (the Articles of Association), the German Corporate Governance Code (unless deviations have been disclosed in the applicable declaration of adherence) and these rules of procedure. In fulfilling its duties, it shall cooperate closely, in good faith, with the Management Board in pursuing the best interests of the Company.

3. Der Aufsichtsrat überprüft regelmäßig, mindestens jedoch alle zwei Jahre, die Effizienz seiner Tätigkeit.	3. The Supervisory Board shall review the efficiency of its activities on a regular basis, at least once every two years.

§ 2 Zusammensetzung des Aufsichtsrats	§ 2 Members of the Supervisory Board

1. Dem Aufsichtsrat gehören insgesamt drei Mitglieder an.	1. The Supervisory Board shall be composed of three members.

2.                   Jedes Aufsichtsratsmitglied soll über die zur ordnungsgemäßen Wahrnehmung der Aufgaben erforderlichen Kenntnisse, Fähigkeiten und fachlichen Erfahrungen verfügen und hinreichend unabhängig sein. Die Amtszeit eines Aufsichtsratsmitglieds soll nicht über dessen 75. Geburtstag hinaus fortdauern.

2.                   Each member of the Supervisory Board shall have the required knowledge, abilities and relevant experience to fulfil his/her duties properly and shall be sufficiently independent. The tenure of a Supervisory Board member shall not be extended beyond his/her 75th birthday.

3. Bei den Vorschlägen zur Wahl von Aufsichtsratsmitgliedern durch die Hauptversammlung soll auf die folgenden Grundsätze geachtet werden:	3. The Supervisory Board’s proposals for the election of new members of the Supervisory Board by the general shareholders’ meeting shall take into account the following principles:

a)             Kandidaten, die dem Vorstand einer anderen börsennotierten Gesellschaft angehören, dürfen nicht zum Mitglied des Aufsichtsrats gewählt werden, wenn sie mehr als zwei Aufsichtsratsmandate in börsennotierten Gesellschaften wahrnehmen, die nicht dem Konzern derjenigen Gesellschaft angehören, in der die Vorstandstätigkeit ausgeübt wird.

a)             Candidates who are members of the management board of another listed company shall not serve on the Supervisory Board if they hold more than two supervisory board seats at listed companies which do not belong to the group of the company at which the management board position is held.

b)             Dem Aufsichtsrat sollen nicht mehr als zwei ehemalige Mitglieder des Vorstands angehören. Aufsichtsratsmitglieder sollen keine Organfunktion oder Beratungsaufgaben bei wesentlichen Wettbewerbern des Unternehmens ausüben.

b)             No more than two former members of the Company’s Management Board shall serve on the Supervisory Board. Members of the Supervisory Board shall not hold directorships or similar positions, or work in an advisory capacity, at major competitors of the Company.

c)              Die Bestellung eines ehemaligen Vorstandsmitglieds (insbesondere des Vorstandsvorsitzenden) zum Aufsichtsratsvorsitzenden oder zum Vorsitzenden eines Aufsichtsratsauschusses soll nicht die Regel sein. Wenn eine solche Bestellung vorgeschlagen wird, muss diese in der Hauptversammlung besonders begründet werden.

c)              A previous member of the Management Board (especially the chairman of the Management Board) should generally not be appointed as chairman of the Supervisory Board or as chairman of a Committee. If such appointment is proposed, it must be firmly justified at the general shareholders’ meeting.

d)             Dem Aufsichtsrat sollen nach seiner Einschätzung mehrheitlich unabhängige Mitglieder angehören. Ein Aufsichtsratsmitglied ist als unabhängig anzusehen, wenn es in keiner geschäftlichen oder persönlichen Beziehung zu der Gesellschaft oder deren Vorstand steht, die einen Interessenskonflikt begründen könnte.

d)             The majority of the Supervisory Board shall be composed of - in its own opinion — independent members. A member of the Supervisory Board is independent if the member has no business or personal relationship with the Company or its Management Board which could constitute a conflict of interest.

e)              Bei den Vorschlägen zur Wahl von Aufsichtsratsmitgliedern soll auf die internationale Tätigkeit des Unternehmens sowie auf die Vielfalt (Diversity) geachtet werden, insbesondere durch eine angemessene Beteiligung von Frauen.

e)              Attention shall be paid to the international activities of the Company and diversity with regard to the proposals for the election of members of the Supervisory Board, in particular through the adequate participation of women.

§ 3 Rechte und Pflichten der Aufsichtsratsmitglieder	§ 3 Rights and Obligations of the Members of the Supervisory Board

1.                   Die Mitglieder des Aufsichtsrats haben die gleichen Rechte und Pflichten, sofern das Gesetz, die Satzung oder diese Geschäftsordnung nichts anderes bestimmen. An Aufträge und Weisungen sind sie nicht gebunden.

1.                   All members of the Supervisory Board shall have the same rights and duties unless otherwise determined by applicable law, the Articles of Association or these rules of procedure. They are not bound by mandates or instructions.

2.                   Die Mitglieder des Aufsichtsrats haben über vertrauliche Angaben und Geheimnisse der Gesellschaft, insbesondere vertrauliche Berichte und Beratungen, die ihnen durch ihre Tätigkeit im Aufsichtsrat bekannt werden, Stillschweigen zu bewahren. Diese Verpflichtung gilt auch nach dem Ausscheiden aus dem Amt. Mit Beendigung der Mitgliedschaft im Aufsichtsrat sind alle im Besitz des ausscheidenden Aufsichtsratsmitglieds befindlichen vertraulichen Unterlagen an den Aufsichtsratsvorsitzenden zurückzugeben.

2.                   The members of the Supervisory Board shall be bound to strict confidentiality with regard to confidential information and secrets of the Company (especially confidential reports and consultations) to which they gain access through their service on the Supervisory Board. This obligation continues to apply after they have left office. All confidential documents must be returned to the chairman of the Supervisory Board when a member’s membership of the Supervisory Board comes to an end.

3.                   Jedes Mitglied des Aufsichtsrats ist dem Unternehmensinteresse verpflichtet. Es darf bei seinen Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die dem Unternehmen zustehen, für sich nutzen.

3.                   Each member of the Supervisory Board shall act in the Company’s best interests. No member of the Supervisory Board may pursue personal interests in his/her decisions or personally engage business opportunities intended for the Company.

4.                   Jedes Aufsichtsratsmitglied hat dem Aufsichtsratsvorsitzenden gegenüber jegliche Interessenkonflikte offen zu legen, insbesondere solche, die aufgrund einer Beratung oder Organfunktion bei Kunden, Lieferanten, Kreditgebern oder sonstigen Geschäftspartnern entstehen könnten. Der Aufsichtsratsvorsitzende veranlasst gegebenenfalls eine Beratung im Vergütungs- und Nominierungsausschuss des Aufsichtsrats. Der Aufsichtsratsvorsitzende hat den Aufsichtsrat oder den Vergütungsund Nominierungsausschuss über eigene Interessenkonflikte zu unterrichten.

4.                   Each member of the Supervisory Board shall inform the chairman of the Supervisory Board of potential conflicts of interest, especially those which may arise through a consultant or directorship function with clients, suppliers, lenders or other business associates. If necessary, the chairman of the Supervisory Board will arrange for the matter to be discussed by the Compensation and Nomination Committee. The chairman of the Supervisory Board shall inform the Supervisory Board or the Compensation and Nomination Committee of his own conflicts of interest.

5.                   Jedes Mitglied des Aufsichtsrats ist verpflichtet, den Kauf und Verkauf von Aktien der Gesellschaft sowie ihrer Tochtergesellschaften, von Optionen sowie sonstigen Derivaten auf diese unverzüglich der Gesellschaft bekannt zu geben.

5.                   Each member of the Supervisory Board shall inform the Company without undue delay of any purchase or sale of shares in the Company or any of its subsidiaries and of any options or other derivatives in relation to such shares.

6. Der Aufsichtsrat soll in seinem Bericht an die Hauptversammlung	6. The Supervisory Board shall inform the annual shareholders’ meeting in

über aufgetretene Interessenkonflikte und deren Behandlung informieren. Wesentliche und nicht nur vorübergehende Interessenkonflikte in der Person eines Aufsichtsratsmitglieds sollten zur Beendigung des Mandats führen.

its annual report (Bericht des Aufsichtsrates) of any arising conflicts of interest and the handling thereof. material and lasting conflicts of interest concerning a Supervisory Board member should lead to the termination of the mandate.

7.                   Der Aufsichtsrat bestellt und entlässt die Mitglieder des Vorstands. Bei der Zusammensetzung des Vorstands soll der Aufsichtsrat auf Vielfalt (Diversity) achten. Die Amtszeit eines Vorstandsmitglieds soll nicht über dessen 65. Geburtstag hinaus fortdauern. Der Aufsichtsrat soll gemeinsam mit dem Vorstand für eine langfristige Nachfolgeplanung sorgen. Der Aufsichtsrat soll eine Wiederbestellung von Vorstandsmitgliedern früher als ein Jahr vor dem Ende der Amtsperiode unter gleichzeitiger Aufhebung der laufenden Bestellung nur bei Vorliegen besonderer Umstände vornehmen.

7.                   The Supervisory Board appoints and dismisses the members of the Management Board. When appointing the Management Board, the Supervisory Board shall respect diversity. The tenure of a member of the Management Board shall not be extended beyond his/her 65th birthday. Together with the Management Board, it shall ensure that there is long-term succession planning. Only under special circumstances shall the Supervisory Board terminate a current appointment and reappoint members of the Management Board earlier than one year prior to the end of their current tenure.

§ 4 Aufsichtsratsvorsitzender und Stellvertreter	§ 4 Chairman and Deputy Chairman of the Supervisory Board

1.                   Der Aufsichtsrat wählt nach Maßgabe des Aktiengesetzes und der Satzung unter der Leitung des ältesten anwesenden Aufsichtsratsmitglieds aus seiner Mitte einen Vorsitzenden und dessen Stellvertreter. Die Wahl erfolgt jeweils für die Dauer der

1.                   As provided by the German Stock Corporation Act (Aktiengesetz, AktG) and the Articles of Association, under the direction of the oldest Supervisory Board member present, the Supervisory Board shall elect a chairman and a deputy chairman from

Mitgliedschaft im Aufsichtsrat.	among its members; elected in each case for the duration of their membership on the Supervisory Board.

2.                   Scheidet der Aufsichtsratsvorsitzende oder sein Stellvertreter während der Amtszeit aus, so hat der Aufsichtsrat unverzüglich einen Nachfolger für die restliche Amtszeit des Ausgeschiedenen zu wählen.

2. Should one of the aforementioned retire during their tenure, the Supervisory Board shall immediately elect a successor to serve during the remaining term of the retired member.

3.                   Der Aufsichtsratsvorsitzende ist zur Abgabe jeglicher Willenerklärungen im Namen des Aufsichtsrats berechtigt, die zur Umsetzung der Aufsichtsratsbeschlüsse erforderlich sind. Der Aufsichtsratsvorsitzende ist befugt, Erklärungen für den Aufsichtsrat entgegenzunehmen. Sollte der Aufsichtsratsvorsitzende verhindert sein, hat der Stellvertreter diese Rechte und Pflichten.

3.                   The chairman of the Supervisory Board shall be authorized, on behalf of the Supervisory Board, to make declarations necessary to implement the resolutions of the Supervisory Board. The chairman of the Supervisory Board is authorized to accept declarations addressed to the Supervisory Board. If the chairman of the Supervisory Board is incapacitated the deputy chairman shall have such authorities.

§ 5 Einberufung von Sitzungen	§ 5 Convening of Meetings

1.                   Der Aufsichtsrat muss mindestens zwei Sitzungen in den ersten beiden Quartalen und mindestens zwei Sitzungen in den letzten beiden Quartalen jedes Kalenderjahres abhalten. Weitere Sitzungen werden nach Bedarf einberufen.

1.                   The Supervisory Board shall hold at least two meetings in the first two quarters and at least two meetings in the second two quarters of each calendar year. Additional meetings shall be held if necessary.

2.                   Der Aufsichtsratsvorsitzende informiert den Aufsichtsrat insbesondere über wichtige Ereignisse, die ihm vom Vorstandsvorsitzenden mitgeteilt wurden und von grundlegender Bedeutung für die Beurteilung der Lage und der Entwicklung des Unternehmens sowie für die Geschäftsleitung des Unternehmens sind, und beruft erforderlichenfalls eine außerordentliche Sitzung des Aufsichtsrats ein.

2.                   In particular, the chairman of the Supervisory Board shall inform the Supervisory Board and, if required, convene an extraordinary meeting of the Supervisory Board if he is informed by the chairman of the Management Board of important events which are essential for the assessment of the situation and development as well as for the management of the Company.

3.                   Der Aufsichtsratsvorsitzende oder, wenn dieser verhindert ist, dessen Stellvertreter, beruft die Sitzungen des Aufsichtsrats ein und bestimmt den Ort der Sitzung. Die Sitzungen werden in Textform (z.B. per Brief, Telefax oder Email) an die Adresse bekanntgegeben, die dem Vorstand zuletzt mitgeteilt wurde. In dringenden Fällen kann der Aufsichtsratsvorsitzende Sitzungen auch telefonisch einberufen.

3.                   The chairman of the Supervisory Board or, if unavailable, his deputy, shall convene the meetings of the Supervisory Board and determine the venue of the meeting. Notices of the meetings shall be sent in written form (e.g. by letter, fax or e-mail) to the address last made known to the Management Board. In urgent cases, the chairman of the Supervisory Board can also call meetings by telephone.

4.                   Die Sitzung wird mit einer Frist von 14 Tagen unter Angabe der Tagesordnung bekanntgegeben. In dringenden Fällen kann die Frist abgekürzt werden. Den Aufsichtsratmitgliedern werden zusammen mit der Bekanntgabe der Sitzung, jedenfalls aber rechtzeitig vor der Sitzung, Arbeitsdokumente zugesandt. Zum Zwecke der

4.                   Notice of the meeting is given with 14 days’ notice and such notice shall state the individual items on the agenda. In urgent cases, the notice period can be shortened. Working documents are sent to the members of the Supervisory Board, together with the notice of the meeting, but in any case sufficiently in advance. The aforementioned notice period is

Berechnung der genannten Bekanntgabefrist ist das Absenden der Mitteilung maßgeblich.	calculated from the time the notice is sent.

5.                   Jedes Mitglied des Aufsichtsrats oder des Vorstands kann unter Angabe des Zwecks und der Gründe vom Aufsichtsratsvorsitzenden die unverzügliche Einberufung des Aufsichtsrats verlangen. Wird dem Verlangen nicht entsprochen, so kann das Mitglied des Aufsichtsrats oder des Vorstands unter Angabe einer Tagesordnung selbst den Aufsichtsrat einberufen.

5.                   Each member of the Supervisory Board or the Management Board, indicating the purpose and the reasons for the request, shall be entitled to have the chairman of the Supervisory Board convene a meeting of the Supervisory Board without delay. Should this request be denied, the member of the Supervisory Board or the Management Board may provide an agenda and convene the Supervisory Board themselves.

6. Anträge einzelner Mitglieder des Aufsichtsrats oder des Vorstands, die vor Absendung der Tagesordnung eingehen, sind auf die Tagesordnung zu setzen.	6. Proposals for resolutions by individual members of either the Supervisory Board or the Management Board shall be placed on the agenda if received before the agenda is circulated.

7. Der Vorstand nimmt an den Sitzungen des Aufsichtsrats teil, soweit der Aufsichtsratsvorsitzende nichts anderes bestimmt.	7. The Management Board shall attend the meetings of the Supervisory Board unless the chairman of the Supervisory Board decides otherwise.

§ 6 Sitzungen	§ 6 Meetings

1. Der Aufsichtsratsvorsitzende leitet die Sitzungen des Aufsichtsrats. Er bestimmt die Reihenfolge der Sitzungsgegenstände sowie die Art der Abstimmung.	1. The chairman of the Supervisory Board shall conduct the meetings of the Supervisory Board. He shall determine the order in which items are dealt with as well as the type of voting procedure.

2.                   Der Aufsichtsratsvorsitzende bestimmt die Verhandlungssprache. Ist ein Mitglied des Aufsichtsrats der Verhandlungssprache nicht mächtig, so hat der Aufsichtsratsvorsitzende für die Herbeiziehung eines Simultandolmetschers Sorge zu tragen.

2.                   The chairman of the Supervisory Board also determines the language in which the meeting shall be conducted. If a member of the Supervisory Board does not speak the language so determined, the chairman of the Supervisory Board shall procure a simultaneous interpreter.

3.                   Beschlüsse des Aufsichtsrats werden grundsätzlich in Sitzungen gefasst. Außerhalb von Sitzungen können Beschlüsse mündlich, telefonisch, schriftlich, per Email oder durch jede andere übliche Form der Telekommunikation, insbesondere per Videokonferenz gefasst werden, wenn alle Aufsichtsratmitglieder an der Beschlussfassung teilnehmen oder wenn der Aufsichtsratsvorsitzende dies anordnet und kein Aufsichtsratmitglied innerhalb einer angemessenen Zeit, die der Aufsichtratsvorsitzende in seiner Anordnung bestimmt, der Beschlussfassung auf diesem Wege widerspricht.

3.                   Resolutions of the Supervisory Board shall generally adopted in meetings. Outside of meetings, resolutions can be adopted orally, by telephone, in writing, by fax, by e-mail or by any other common means of communication, in particular by video conference, if all members of the Supervisory Board participate in the adoption of the resolution or if the chairman of the Supervisory Board orders, and no member of the Supervisory Board objects to the adoption of the resolution by any such means within a reasonable period of time determined by the chairman of the Supervisory Board and stated in his order.

4.                   Abwesende Aufsichtsratsmitglieder können an der Beschlussfassung teilnehmen, indem sie ihre Stimmabgaben in Schriftform durch anwesende Mitglieder überreichen lassen. Die Aufsichtsratmitglieder können ihre Stimme während der Sitzung oder in einem angemessenen Zeitraum danach, den der

4.                   Absent members of the Supervisory Board can participate in the voting by submitting their votes in written form through other members present at the meeting. They can also cast their votes during a meeting or following the meeting within a reasonable period of time to be determined by the chairman of the Supervisory

Aufsichtsratsvorsitzende bestimmt, auch per Telefon, Telefax, Email oder durch jede andere übliche Form der Telekommunikation unter der Voraussetzung abgeben, dass kein Aufsichtsratmitglied einer derartigen Stimmabgabe widersprochen hat.

Board by telephone, by fax, by e-mail or by any other common means of communication, provided that no member of the Supervisory Board objects to voting by such means.

5.                   Die Beschlussfähigkeit des Aufsichtsrats richtet sich nach dem Gesetz und der Satzung. Beschlüsse bedürfen der Mehrheit der abgegebenen Stimmen, sofern sich aus zwingenden Gesetzesbestimmungen oder der Satzung nichts anderes ergibt. Enthält sich ein Aufsichtsratmitglied seiner Stimme, so gilt dies als Teilnahme an der Beschlussfassung.

5.                   The quorum for the Supervisory Board shall be determined by the law and the Articles of Association. Resolutions shall be adopted by a majority of the votes cast unless otherwise provided by applicable mandatory law or the Articles of Association. A member is also deemed to have participated in the vote on the adoption of a resolution if he abstains from voting.

6.                   Ergibt eine Abstimmung Stimmengleichheit, so steht dem Aufsichtsratsvorsitzenden das Recht zum Stichentscheid zu. Gemäß § 6 Abs. 4 dieser Geschäftsordnung kann das Recht zum Stichentscheid auch schriftlich ausgeübt werden. Sofern kein Aufsichtsratvorsitzender bestellt ist oder der Aufsichtsratsvorsitzende nicht an der Beschlussfassung teilnimmt, gilt der Beschluss im Falle einer Stimmengleichheit als abgelehnt.

6.                   In the event of a tie, the chairman of the Supervisory Board shall have a tie-breaking vote. Pursuant to Section 6 para. 4 of these rules of procedure, this tie-breaking vote may also be submitted in written form. If no chairman of the Supervisory Board is appointed or if the chairman of the Supervisory Board does not participate in the resolution, the resolution shall be deemed rejected in case of a tie of votes.

7.                   Über Gegenstände, die nicht auf der Tagesordnung stehen, darf verhandelt werden, wenn die anwesenden Aufsichtsratsmitglieder dies mit einfacher Mehrheit beschließen. Beschlüsse über solche Gegenstände dürfen nur gefasst werden, wenn in der Sitzung kein Aufsichtsratsmitglied widerspricht und alle abwesenden Mitglieder diesem Verfahren innerhalb einer vom Aufsichtsratsvorsitzenden zu bestimmenden Frist nachträglich zustimmen.

7.                   Items not included in the agenda may be debated if the majority of the members of the Supervisory Board choose to do so. Resolutions on such items may only be adopted if no member raises an objection in the meeting and all the absent members subsequently approve this procedure within a period to be set by the chairman of the Supervisory Board.

8. Der Aufsichtsratsvorsitzende bestellt einen Protokollführer und entscheidet über die Zuziehung von Sachverständigen und Auskunftspersonen zur Beratung über einzelne Gegenstände der Tagesordnung.

8.                   The chairman of the Supervisory Board shall arrange for a person to take down the minutes and decides whether to call upon experts or other persons able to provide information for dealing with individual points on the agenda.

9.                   Über die Sitzungen des Aufsichtsrats sind Niederschriften anzufertigen, die vom Aufsichtsratsvorsitzenden zu unterzeichnen sind. In der Niederschrift sind Ort und Tag der Sitzung, die Teilnehmer, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlungen und die Beschlüsse des Aufsichtsrats anzugeben. Uber einen Beschluss, der außerhalb von Sitzungen gefasst wird, ist eine schriftliche Niederschrift anzufertigen, die unverzüglich allenAufsichtsratmitgliedern

9.                   Minutes are kept for each meeting of the Supervisory Board which shall be signed by the chairman of the Supervisory Board. The minutes shall state the place and the day of the meeting, those present, the items on the agenda, the essential content of what was discussed and any resolutions passed by the Supervisory Board. Any resolution adopted outside of meetings shall be recorded in writing and such minutes shall be sent to all members of the Supervisory Board immediately.

zugesandt wird. Die Niederschriften sind in der vom Aufsichtsratsvorsitzenden nach § 6 Abs. 2 dieser Geschäftsordnung bestimmten Sprache anzufertigen und nachfolgend in eine Sprache zu übersetzen, die von dem Aufsichtsratsmitglied bzw. den Aufsichtsratsmitgliedern gesprochen wird bzw. werden, welcher bzw. welche die Sprache, in der die Sitzung abgehalten wurde, nicht spricht bzw. sprechen.

Minutes shall be kept in the language determined by the chairman of the Supervisory Board pursuant to Section 6 para. 2 of these rules of procedure and subsequently translated into a language spoken by the members of the Supervisory Board, if any, who do not speak the language in which the meeting was conducted.

10.            Die Niederschriften nach § 6 Abs. 9 dieser Geschäftsordnung sind allen Aufsichtsratsmitgliedern zuzusenden. Sie gelten als genehmigt, wenn kein Mitglied des Aufsichtsrats, das an der Beschlussfassung teilgenommen hat, innerhalb von vier Wochen nach Absendung der Niederschrift schriftlich beim Aufsichtsratsvorsitzenden widerspricht.

10.            The minutes pursuant to Section 6 para. 9 of these rules of procedure shall be sent to all members of the Supervisory Board. They shall be deemed approved if no member of the Supervisory Board who took part in the voting submits a written objection to the chairman of the Supervisory Board within four weeks of the minutes being sent.

§ 7 Ausschüsse	§ 7 Committees

1. Der Aufsichtsrat bildet und besetzt aus seiner Mitte die folgenden Ausschüsse:	1. From among its members, the Supervisory Board shall set up and appoint the following Committees:

a) einen Nominierungs- und Vergütungsausschuss,	a) a Compensation and Nomination Committee,

b) einen Prüfungsausschuss.	b) an Audit Committee.

2.                   Der Aufsichtsrat kann aus seiner Mitte weitere Ausschüsse bilden und besetzen und ihnen, soweit gesetzlich zulässig, ebenso wie den in § 7 Abs. 1 dieser Geschäftsordnung genannten Ausschüssen, Entscheidungsbefugnisse übertragen.

2.                   From among its members, the Supervisory Board may set up and appoint further committees and, to the extent legally possible, transfer to them decision-making powers similar to those of the committees mentioned in Section 7 para. 1 of these rules of procedure.

3.                   Die für den Aufsichtsrat in der Satzung und dieser Geschäftsordnung getroffenen Regelungen gelten entsprechend für die innere Organisation der Ausschüsse, soweit nicht nachfolgend Abweichendes bestimmt ist.

3.                   The regulations established for the Supervisory Board in the Articles of Association and these rules of procedure apply accordingly to the internal organization of the committees unless otherwise provided below.

§ 8 Mitglieder der Ausschüsse	§ 8 Committee Members

1. Die Mitglieder der Ausschüsse werden in der konstituierenden Aufsichtsratssitzung für die Dauer ihrer Amtszeit als Aufsichtsratsmitglieder bestellt.	1. The members of the committees are appointed at the constituent meeting of the Supervisory Board for their entire tenure as members of the Supervisory Board.

2. Die Ausschüsse sind — soweit sie anstelle des Aufsichtsrats Entscheidungen treffen — beschlussfähig, wenn mindestens drei ihrer Mitglieder an der Beschlussfassung teilnehmen.	2. A Committee, insofar as it shall make decisions on behalf of the Supervisory Board, shall have a quorum to adopt resolutions if at least three of its members participate.

3. Der jeweilige Ausschussvorsitzende berichtet regelmäßig an den Aufsichtsrat über die Tätigkeit des Ausschusses.	3. Each committee’s chairman shall report to the Supervisory Board on the activity of the committee on a regular basis.

§ 9 Vergütungs- und Nominierungsausschuss	§ 9 Compensation and Nomination Committee

1.                   Der Vergütungs- und Nominierungsausschuss besteht aus dem Vorsitzenden und zwei weiteren Mitgliedern des Aufsichtsrats. Der Aufsichtsratsvorsitzende ist zugleich Vorsitzender des Vergütungs- und Nominierungsausschusses.

1.                   The Compensation and Nomination Committee shall be composed of the chairman and two other members of the Supervisory Board. The chairman of the Supervisory Board shall chair the Compensation and Nomination Committee.

2. Der Vergütungs- und Nominierungsausschuss bereitet die Personalentscheidungen und die Sitzungen des Aufsichtsrats vor und hat die folgenden Aufgaben:	2. The Compensation and Nomination Committee shall prepare the staffing decisions of the Supervisory Board and the meetings of the Supervisory Board and have the following assignments:

a)             Vorbereitung der Beschlüsse des Aufsichtsrats über Abschluss, Änderung und Beendigung der Anstellungsverträge mit den Vorstandsmitgliedern im Rahmen der vom Aufsichtsrat beschlossenen Struktur des Vergütungssystems;

a)             preparation of the resolutions of the Supervisory Board regarding the conclusion, alteration and termination of employment contracts of members of the Management Board within the framework of the compensation system adopted by the Supervisory Board;

b) Vorbereitung der Beschlüsse des Aufsichtsrats über Stellung eines Antrags zur Herabsetzung der Bezüge der Vorstandsmitglieder durch das Gericht nach § 87 Abs. 2 AktG;	b) preparation of the resolutions of the Supervisory Board to reduce the remuneration of the management board through the judiciary under Section 87 para. 2 AktG;

c) Vorbereitung der Beschlüsse des Aufsichtsrats über Struktur des	c) preparation of the resolutions of the Supervisory Board on the

Vergütungssystems für den Vorstand einschließlich der wesentlichen Vertragselemente und der regelmäßigen Versorgung des Aufsichtsrats mit Informationen, die dieser zur Überprüfung des Vergütungssystems benötigt;

framework of the compensation scheme of the Management Board, including its essential contractual elements and providing the Supervisory Board with information necessary for it to review this compensation scheme on a regular basis;

d) Vertretung der Gesellschaft gegenüber ausgeschiedenen Vorstandsmitgliedern nach § 112 AktG;	d) representation of the Company vis-à-vis former members of the Management Board under Section 112 AktG;

e) Einwilligung zu Nebenbeschäftigungen sowie zu anderweitigen Tätigkeiten eines Vorstandsmitglieds nach § 88 AktG;	e) granting consent for secondary occupations and for other activities of a Management Board member under Section 88 AktG;

f) Zustimmung zu Verträgen mit Aufsichtsratsmitgliedern nach § 114 AktG; und	f) approval of agreements with Supervisory Board members under Section 114 AktG; and

g) der Hauptversammlung geeignete Personen zur Besetzung des Aufsichtsrats im Falle der Wahl von Aufsichtsratmitgliedern vorzuschlagen.	g) proposing suitable candidates as Supervisory Board members to the general shareholders’ meeting in case of elections of Supervisory Board members.

3.                   Der Vergütungs- und Nominierungsausschuss überwacht die Einhaltung der Geschäftsordnung des Vorstands. Der Vergütungs- und Nominierungsausschuss wird vom Vorstand gemäß § 9 Abs. 1 der Geschäftsordnung des Vorstands

3.                   The Compensation and Nomination Committee monitors adherence to the rules of procedure of the Management Board. The Compensation and Nomination Committee is informed by the Management Board pursuant to Section 9 para. 1 of the rules of

informiert.	procedure of the Management Board.

§ 10 Prüfungsausschuss	§ 10 Audit Committee

1. Dem Prüfungsausschuss gehören drei Mitglieder an.	1. The Audit Committee shall be composed of three members.

2.                   Der Prüfungsausschuss ist insbesondere zuständig für die Überprüfung der Rechnungslegung, der Effektivität der unternehmensinternen Kontrolle, des Risikomanagements und der Einhaltung und Beachtung der gesetzlichen Bestimmungen und der unternehmensinternen Richtlinien durch die Konzernunternehmen (Compliance), der erforderlichen Unabhängigkeit der Abschlussprüfer, der Erteilung des Prüfungsauftrags an die Abschlussprüfer, der Zustimmung zu zusätzlichen, durch den Prüfungsauftrag abzudeckenden Leistungen oder der Festlegung von Prüfungsschwerpunkten und der Übereinkunft über dieHonorarvereinbarung. Der Prüfungsausschuss bereitet die Beschlussfassung des Aufsichtsrats über den Konzern- und Jahresabschluss vor. Der Prüfungsausschuss ist insbesondere zuständig für die Einführung von Prozessen für (i) den Empfang, den Erhalt und die Behandlung von Beschwerden betreffend die Rechnungslegung, die interne

2.                   The Audit Committee shall be, above all, responsible for reviewing the accounting process, the effectiveness of the internal system of control, risk management and compliance and the necessary independence of the auditors, commissioning the auditors to conduct the audit, agreeing on additional services to be provided by the auditor under the auditor’s commission or establishing the main points of the audit and reaching agreement upon a fee. It shall prepare the Supervisory Board’s resolution on the consolidated and unconsolidated financial statements. The Audit Committee is in particular responsible for the establishment of procedures for (i) the receipt, retention and treatment of complaints, which the Company receives regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the employees of concerns regarding questionable accounting or auditing matters.

Rechnungsprüfung oder Prüfungsangelegenheiten sowie für (ii) vertrauliche und anonyme Mitteilungen von Mitarbeitern betreffend fragwürdige Rechnungs-legungs- oder Prüfungsange-legenheiten.

3.                   Der Vorsitzende des Prüfungsausschusses wird vom Aufsichtsrat gewählt. Der Vorsitzende des Prüfungsausschusses soll über besondere Kenntnisse und Erfahrungen in der Anwendung von Rechnungslegungsgrundsätzen und internen Kontrollverfahren verfügen und soll kein ehemaliges Vorstandsmitglied der Gesellschaft sein, dessen Bestellung vor weniger als zwei Jahren vor der Bestellung als Vorsitzender des Prüfungsausschusses endete.

3.                   The chairman of the Audit Committee shall be elected by the Supervisory Board. The chairman of the Audit Committee shall have special knowledge and experience of the application of accounting principles and internal control procedures, and shall not be a former member of the Management Board of the Company whose appointment ended less than two years prior to his appointment as chairman of the Audit Committee.

§ 11 Prüfungsberichte und Beratung über Abschlüsse	§ 11 Auditors’ Reports

1.                   Die Prüfungsberichte werden den Aufsichtsratsmitgliedern gemäß § 170 Abs. 3 AktG zur Vorbereitung auf die Aufsichtsratssitzung, zu deren Tagesordnung die Beschlussfassung über den Konzern- und Jahresabschluss gehört, ausgehändigt oder übersandt. Die Anlagen und Erläuterungsteile zu den Prüfungsberichten werden nur den Mitgliedern des Prüfungsausschusses

1.                   The auditors’ reports shall be handed over or sent to the members of the Supervisory Board pursuant to Section 170 para. 3 AktG in order to prepare for the Supervisory Board meeting whose agenda includes a resolution on the consolidated and unconsolidated financial statements. The appendices and notes to the auditors’ reports shall be given or sent solely to the members of the

ausgehändigt oder übersandt; alle Aufsichtsratsmitglieder können diese Unterlagen jedoch einsehen.	Audit Committee; however, all members of the Supervisory Board may inspect these documents.

§ 12 Inkrafttreten und maßgebliche Sprache	§ 12 Effective Date and Prevailing Language

1. Diese Geschäftsordnung tritt am Tag des Aufsichtsratsbeschlusses in Kraft, mit dem über sie Beschluss gefasst wird, und gilt solange, bis sie durch den Aufsichtsrat verändert oder widerrufen wird.

1.                   The rules of procedure shall be effective as of the date of the Supervisory Board resolution by which they are implemented and shall remain in force until amended or abolished by the Supervisory Board.

2. Im Zweifelsfalle hat die deutsche Fassung Vorrang.	2. In cases of doubt, the German language version shall control.